EXHIBIT 99.1

Contact:	Jeff Rosenthal
President & Chief Executive Officer
(205) 942-4292

HIBBETT SPORTS HIRES SCOTT BOWMAN AS CHIEF FINANCIAL OFFICER

BIRMINGHAM, Ala. (June 8, 2012) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced that Scott J. Bowman has joined the Company as Senior Vice President and Chief Financial Officer, effective July 9. Mr. Bowman will replace Gary Smith, whose retirement from the Company is effective July 8, 2012.

Mr. Bowman, a Certified Public Accountant, was most recently Division Chief Financial Officer – Northern Division for The Home Depot, a position he has held since 2006. He has also served as Senior Director, Finance – IT with The Home Depot from 2003 to 2006. Prior to that time, Mr. Bowman held senior financial positions with Rubbermaid Home Products, including as Vice President/Controller from 2001 to 2003 and as Operations Controller from 1999 to 2001. He began his financial career in 1989 with The Sherwin-Williams Company.

Jeff Rosenthal, President and Chief Executive Officer, stated, “As financial leader for a 795-store division representing $25 billion in annual sales, Scott certainly has the qualifications and wealth of retail experience that will complement the talented management team we have in place. Given our continued investment in and emphasis on information systems, Scott’s IT background was particularly attractive along with his demonstrated ability to drive cost savings.”

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include a statement regarding Mr. Bowman’s complementing our management team.  Such a statement is subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 26, 2012 and the “MD&A” section in our Quarterly Report on Form 10-Q filed on June 1, 2012.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

END OF EXHIBIT 99.1